Exhibit 99.1

Zhongpin Reports Higher Revenues, Net Income, and EPS for Second Quarter 2011

BEIJING and CHANGGE, China, Aug. 8, 2011 /PRNewswire-Asia-FirstCall/ -- Zhongpin Inc. ("Zhongpin" or "the company," Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China ("China"), today reported higher revenues, net income, and earnings per share for the second quarter 2011 from the second quarter 2010.

Second quarter 2011 highlights:

•	Revenues increased 70% in the second quarter 2011 to $366.5 million from $215.1 million in the second quarter 2010.

•
Gross profit margin was 10.7% in the second quarter 2011 from 11.8% in the second quarter 2010. Operating profit margin was 6.5% in both second quarters. Net profit margin was 5.3% in the second quarter 2011 from 5.7% in the second quarter 2010.

•	Net income increased 56% to $19.3 million in the second quarter 2011 from $12.4 million in the second quarter 2010.

•	Basic earnings per share increased 33% to $0.48 in the second quarter 2011 from $0.36 in the second quarter 2010 on average basic shares outstanding that were 16% higher.

•	Diluted earnings per share increased 37% to $0.48 in the second quarter 2011 from $0.35 in the second quarter 2010 on average diluted shares outstanding that were 15% higher.

•	Zhongpin revised its guidance for the year 2011.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, "Our operations and growth strategy continued on plan in the second quarter.

"Revenues were up 70% and net income was up 56% from the prior second quarter, even with the expense associated with our aggressive expansions in markets and facilities. Total tonnage was up 6%, with average prices up 60%, second quarter over second quarter.

"Given our good results in the first half of 2011, we have revised our guidance and have fine-tuned our assumptions supporting our guidance.

"Product quality and safety, which remain our highest priorities, are engineered into our raw material selection, production, quality assurance and control processes, integrated I.T. system, and cold-chain logistics. Consumers and customers, when they choose Zhongpin products, can be sure that they are getting the highest food quality and safety, as well as great taste.

"We are on schedule in our construction projects. Those expansions will support growth in our current markets and in our geographic market expansions in northern and eastern China, which we expect will result in higher sales and a larger market share in the national pork market.

"In 2011, we are continuing our proven strategy and actions to sustain the trend-line growth we have achieved in the past several years. Our actions include supporting the breeding of premium sire boars to produce better hogs for food, expanding our geographic markets and distribution channels, building more production capacity to serve current and new markets, aggressive marketing to increase brand awareness and encourage higher sales, further streamlining our supply chain, extending our cold-chain logistics system, continuing to leverage our integrated information technology system, continuing product and process improvements, developing new products, and continuing employee training, all to sustain our rapid healthy growth to deliver our company's good financial performance for our shareholders.

"Although we usually prefer our own greenfield expansions, to augment our internal growth, we may also consider acquiring companies that have strong regional brand recognition and that produce prepared pork products using high-quality facilities. These additional operations would likely help us to build Zhongpin into an even stronger national brand; increase our market share, revenues, and net income; and strengthen our ability to take advantage of consolidation opportunities in China's meat industry."

"We remain on track to deliver a very good year in 2011."

Capacity and market expansions

Zhongpin put its new facility in Tianjin into operation in January 2010. The new plant has a production capacity of about 100,000 metric tons for chilled and frozen pork. The construction of phase two of the facility, with a production capacity of about 36,000 metric tons for prepared pork products started in October 2010 and should begin operating in the third quarter 2011.

Zhongpin is investing about $61.5 million to build a slaughtering and processing plant, low temperature prepared pork plant, logistics center, and research and development center in Nong'an county, Changchun, in the Jilin province of China. This facility will have a production capacity of about 70,000 metric tons for chilled pork, 25,000 metric tons for frozen pork, and 30,000 metric tons for prepared pork products. Construction started in September 2010. The company expects to put the chilled and frozen pork facility into operation in the fourth quarter of 2011 and the prepared pork products facility into operation in the third quarter of 2012.

Zhongpin is also investing about $63.0 million to build a production facility, warehouse, and distribution center in Taizhou, Jiangsu province. This facility will have a production capacity of about 100,000 metric tons for chilled and frozen pork, of which 80% will be for chilled pork including easy-to-cook products, 20% for frozen pork, plus 30,000 metric tons for prepared pork products. Construction started in October 2010. The company expects to put the chilled and frozen pork facility into operation in the fourth quarter of 2011 and the new facility for prepared pork products into operation in the first quarter of 2012.

Zhongpin is investing about $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights that it has already obtained. When completed, this new facility will have a production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new facility, the company expects to develop a center for research and development, training, and quality assurance and control. Construction for the first phase with an annual production capacity of about 50,000 metric tons for prepared pork products started in the first quarter of 2011 and should be completed by the fourth quarter of 2011. The second phase, with a production capacity of about 50,000 metric tons for prepared pork products, should be completed by the fourth quarter of 2012. Zhongpin plans to open the research and development and training center by the fourth quarter of 2012.

We are establishing a joint venture company with Henan Xinda Animal Husbandry Company Limited. We expect the new joint venture will provide 20,000 sire boars annually, which will be used to breed farmers' sows to provide high quality hogs for food. As part of the joint venture, we are currently building the infrastructure for sire boar breeding and plan to start the joint venture's breeding operations in fourth quarter of 2011.

As of June 30, 2011, Zhongpin had an annual capacity of 563,760 metric tons for chilled and frozen pork, 90,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a total annual capacity of 703,760 metric tons.

Investor tours of plants and markets

About 30 investors and security analysts participated in Zhongpin's tour of plants and markets in Tianjin and Changge that was held on May 30 and 31.

In addition, Zhongpin's first investor-chosen tour of retail locations in greater Shanghai was held on July 29, with 18 investors selecting the 9 locations to be visited. At each location, the group verified the independent store's existence and location, saw the coolers that displayed Zhongpin's pork products and Zhongpin branding, and talked with the retailers. The participants thanked Zhongpin for hosting these tours and were pleased with the results.

Zhongpin will continue to host additional tours of both its operations and its markets.

Outlook for pork demand and prices in China

China's economy continues to expand and pork continues to be China's preferred protein. Zhongpin believes the outlook for China's pork processing industry remains quite positive.

Hog and pork prices increased approximately 60% in the second quarter of 2011 compared with the second quarter last year, primarily because the supply of hogs was lower than the demand for pork in the market, plus inflation generally increased the cost to raise hogs.

Zhongpin expects that hog prices will drop in the third quarter and rebound to current levels during the fourth quarter of 2011

Guidance for the year 2011

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "We are revising our guidance for the year 2011.

"The revised guidance for 2011 is based on several assumptions and judgments that include:

•   Continuation of China's policies designed to stimulate domestic consumption and economic growth.
•   Average pork prices in China are expected to remain the relative high level for the rest of 2011, based on the assumption of steady economic growth and the forecast trend for the supply of live hogs and the cost to raise hogs.
•   A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2011 than in 2010, while continuing to increase the sales volume of processed pork products to optimize our product structure.
•   Average capacity utilization for the year of about 75% for pork products.
•   Increasing distribution efficiencies and reduction in the duration of delivery times by expanding our cold-chain logistics system, networks, and service.
•   Continuing to reinforce awareness, recognition, and selection of Zhongpin brand products in the major regional markets, to expand awareness of the brand across China, and to increase market share and the brand's price premium.
•   And continuation of the Chinese government's support and subsidies for producers of agricultural products, such as Zhongpin. Total government subsidies for Zhongpin are expected to exceed $5 million in 2011.

"Given those comments and assumptions, here are the revised numbers.

"For the year 2011, we expect that Zhongpin's sales revenues should be within a range of US$1.33 billion to $1.37 billion.

"Gross profit margin is expected to be within the range of 11.2% to 11.8%.

"Net profit margin is expected to be within the range of 5.2% to 5.8%.

"Diluted earnings per share for the year 2011 is currently expected to be within the range of $1.80 to $2.05 per share, assuming average diluted common shares outstanding of about 38.0 million shares in 2011.

"Zhongpin believes that China's meat and food industry will continue to consolidate in 2011 at a more rapid pace than in 2010, which may result in higher market shares for our main competitors. However, we believe that Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2011 can be achieved."

Sales revenues

Sales revenues increased $151.4 million or 70% to $366.5 million in the three months ended June 30, 2011 from $215.1 million in the three months ended June 30, 2010, Our total revenue increased primarily due to higher pork prices, higher sales volume in pork products resulting from the effects of the continuing increases in the number of the Company's retail channels, geographic expansion, and increased sales to chain restaurants, food service providers, and wholesalers and distributors in China. The following table presents our sales by product division for the second quarters of 2011 and 2010.

	Sales by Division
	Three months ended June 30, 2011			Three months ended June 30, 2010
	Metric Tons	Revenues (millions)	Average Price / Metric Ton	Metric Tons	Revenues (millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	78,458	$213.2	$2,717	71,200	$114.3	$1,605
Frozen pork	39,729	105.1	$2,645	39,084	58.3	$1,492
Prepared pork products	20,463	43.1	$2,106	18,747	36.8	$1,963
Vegetables and Fruits	4,310	5.1	$1,183	5,341	5.7	$1,062
Total	142,960	$366.5	$2,564	134,372	$215.1	$1,601

Chilled pork revenues increased on higher tonnage at higher average prices. Revenues from chilled pork products increased 87% in the second quarter 2011 from second quarter 2010. Chilled pork tonnage increased 10% in the second quarter 2011 from the prior second quarter. The average price per metric ton for chilled pork increased 69% in the second quarter from the second quarter 2010.

Frozen pork revenues increased on higher tonnage at higher average prices. Revenues from frozen pork products increased 80% in the second quarter 2011 from the second quarter 2010. Frozen pork tonnage increased 2% in the second quarter 2011 from the second quarter 2010. The average price per metric ton for frozen pork increased 77% in the second quarter 2011 from the second quarter 2010.

Prepared pork products revenues increased on higher tonnage at higher average prices. Revenues from prepared pork products increased 17% in the second quarter 2011 from the second quarter 2010. Prepared pork tonnage increased 9% in the second quarter 2011 from the second quarter 2010. The average price per metric ton for prepared pork products increased 7% in the second quarter 2011 from the second quarter 2010.

Pork and pork products totaled 98.6% of total revenues in the second quarter 2011 and 97.4% in the second quarter 2010.

Vegetables and fruits revenues decreased on lower tonnage at higher average prices. Vegetables and fruits revenues decreased 11% in the second quarter 2011 from the second quarter 2010. Tonnage of vegetables and fruits decreased 19% in the second quarter 2011 from the second quarter 2010. Average price per metric ton for vegetables and fruits increased 11% in the second quarter 2011 from the second quarter 2010. Vegetables and fruits were 1.4% of total revenues in the second quarter 2011 and 2.6% in the second quarter 2010.

Distribution channels

The sales of meat and vegetable products are closely related to the particular regional markets in which the company's distribution channels are located. Therefore, the increase in metric tons sold in the second quarter 2011 was partly attributable to company's effort to expand its distribution channels.

The Company's products are sold under the Zhongpin brand name. As of June 30, 2011, its wholesale customers included 56 international and domestic fast food companies in China, 93 processing factories, and 1,532 school cafeterias, hotels, factory canteens, army bases, and government departments in China.

As of June 30, 2011, Zhongpin also sold directly to 3,343 retail outlets, including supermarkets, within China, as shown in the table below.

	Numbers of Store and Cities Generating Sales Volume
	(unaudited)
	As of June 30,
	2011	2010	Net Change	% Change

Showcase stores	166	152	14	9%
Branded stores	1,146	1,026	120	12%
Supermarket counters	2,031	2,065	(34)	(2)%
Total	3,343	3,243	100	3%

First-tier cities	29	29	--	--
Second-tier cities	132	127	5	4%
Third-tier cities	427	401	26	6%
Total	588	557	31	6%

The expansion in Zhongpin's distribution channels and geographical coverage has been a significant factor in the increase in its sales volume. The following table shows revenues by distribution channel.

	Sales by Distribution Channel (unaudited)
	(U.S. dollars in millions)

	Second quarter
	2011	2010	Net Change	% Change
Retail channels	$121.7	$85.7	$36.0	42%
Wholesalers and distributors	127.2	67.6	59.6	88%
Restaurants and food service	111.4	60.0	51.4	86%
Export	6.2	1.8	4.4	244%
Total	$366.5	$215.1	$151.4	70%

The increase in sales to different distribution channels was primarily due to the following factors:

•	the company has built up its brand image and brand recognition through general advertising display promotions and sales campaigns;
•	the company has increased the number of stores and other channels through which it sells its products;
•	Zhongpin believes consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products; and
•	pork prices increased starting in the middle of 2010 and reached a high in the second quarter of 2011.

Cost of sales

As discussed above, all meat products are derived from the same raw materials, which are live hogs. Vegetable and fruit products are purchased from farmers located close to the company's processing facility in Changge, Henan province. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all the costs of raw materials.

Costs of sales primarily include costs of raw materials, labor costs, and overhead. Of the total costs of sales, the costs of raw materials typically account for about 95% to 97%, overhead typically accounts for 2% to 3.5%, and labor costs typically account for 1.5% to 1.7%, with slight variations from period to period.

	Costs of Sales by Division (unaudited)
	Three months ended			Three months ended
	June 30, 2011			June 30, 2010
	Metric Tons	Amount (millions)	Average Cost per Metric Ton	Metric Tons	Amount (millions)	Average Cost per Metric Ton
Pork and Pork Products
Chilled pork	78,458	$190.2	$2,424	71,200	$101.3	$1,423
Frozen pork	39,729	98.1	$2,469	39,084	53.9	$1,379
Prepared pork products	20,463	34.8	$1,701	18,747	29.8	$1,590
Vegetables and Fruits	4,310	4.2	$974	5,341	4.7	$899
Total	142,960	$327.3	$2,289	134,372	$189.7	$1,412

Gross profit margin (gross profit divided by revenue) decreased to 10.7% in the second quarter 2011 from 11.8% in the second quarter 2010 primarily due to (a) the competition in the market, (b) the percentage increase in pork prices being less than the percentage increase in hog prices, which is the main part of cost of sales, (c) the change of our product mix, and (d) the Company's strategic decision to take steps to increase its market share.

General, administrative, and selling expenses

General and administrative expenses increased $1.3 million or 23% to $7.0 million in the second quarter 2011 from $5.7 million in the second quarter 2010 primarily due to a $0.7 million increase in salary expense, due to the expansion of our business, which required us to hire more employees, and an increase in the average salary we paid to our employees. As a percentage of revenues, general and administrative expenses decreased to 1.9% in the second quarter 2011 from 2.6% for the second quarter 2010.

Selling expenses increased $3.9 million or 85% to $8.5 million in the second quarter 2011 from $4.6 million in the second quarter 2010. The increase was primarily due to higher sales of pork and pork products, which were supported by a $1.1 million increase in transportation fees, a $1.1 million increase in advertising cost and promotions, and a $0.8 million increase in salaries. As a percentage of revenues, selling expenses increased to 2.3% in the second quarter 2011 from 2.2% in the second quarter 2010.

Interest expense

Interest expense, net of interest income, increased $1.5 million or 79% to $3.4 million in the second quarter 2011 from $1.9 million in the second quarter 2010 primarily due to the interest expenses on an increase of $38.5 million in long-term bank loans and an increase of $30.9 million in short-term bank loans, plus an increase in interest rates by the central bank of China. The increase was partly offset by an increase in interest income due to increased bank deposits.

Other income, exchange gain, and government subsidies

Other income, exchange gain, and government subsidies decreased $1.0 million or 77% to $0.3 million in the second quarter 2011 from $1.3 million in the second quarter 2010, primarily due to a decrease in Government subsidies.

Provision for income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25%. There is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The increase of $0.2 million in the provision for income taxes in the second quarter 2011 from the second quarter 2010 resulted from higher sales of prepared pork products.

Net income

Net income increased 56% to $19.3 million in the second quarter 2011 from $12.4 million in the second quarter 2010 primarily due to higher revenues from higher tonnage sold at higher average prices and effective use and control of expenses, partly offset by higher net interest expenses, lower government subsidies, and higher income taxes.

The net profit margin (net income divided by revenues) declined to 5.3% in the second quarter 2011 from 5.7% in the second quarter 2010, primarily due to higher selling expenses and higher interest on higher bank borrowings in support of market expansions for higher expected future growth.

Earnings per share

Basic earnings per share increased 33% to $0.48 in the second quarter 2011 from $0.36 in the second quarter 2010. Average basic shares outstanding increased 16% to 40,355,502 shares in the second quarter 2011 from 34,725,104 shares in the second quarter 2010.

Diluted earnings per share increased 37% to $0.48 in the second quarter 2011 from $0.35 in the second quarter 2010. Average diluted shares outstanding increased 15% to 40,365,654 shares in the second quarter 2011 from 35,108,264 shares in the second quarter 2010.

Liquidity and capital resources

As of June 30, 2011l, Zhongpin had cash and cash equivalents of $151.0 million and working capital of $81.5 million (working capital is defined as current assets minus current liabilities).
Net cash provided by operating activities in the first six months of 2011 was $35.2 million, mainly due to $36.2 million from net income.

Net cash used in investing activities in the first six months of 2011 was $121.9 million, mainly for $61.0 million for construction in progress for new production facilities, a $40.9 million required increase in restricted cash, and $16.3 million for deposits for the purchase of land use rights.

Net cash provided by financing activities in the first half of 2011 was $150.8 million, mainly from $66.4 million in proceeds from issuing new shares of common stock and a net increase of $88.6 million in bank notes and bank loans.

As a result, including the effects of currency exchange rate changes, cash and cash equivalents increased $66.8 million in the first half of 2011 to $151.0 million on June 30, 2011 from $84.2 million on December 31, 2010.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $116.8 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling the maturing loans into new short-term loans with the same lenders as it has done in the past.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Tuesday, August 9, 2011, which is 8:00 p.m. in Beijing on the same day.

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
International dial-in number	+852 3005 2050
Mainland China toll-free number	800 876 8626
Hong Kong local access	3005 2050
Participant PIN code	326 957#

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

A telephone replay of the call will be available after the conclusion of the conference call through 8:00 a.m. EDT on August 16, 2011. The dial-in details for the telephone replay are:

U.S. toll-free number	1 866 753 0743
International dial-in number	+852 3005 2020
Conference reference	145 136#

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,343 retail outlets as of June 30, 2011. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:
Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Christian Arnell (English and Chinese)
Telephone +86 10 5826 4939 in Beijing
carnell@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Financial statements follow.

ZHONGPIN INC. CONSOLIDATED BALANCE SHEETS (Amounts in U.S. dollars)
	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$151,025,813	$84,172,186
Restricted cash	59,325,039	17,527,056
Bank notes receivable	36,561,178	19,282,740
Accounts receivable, net of allowance for doubtful accounts of $2,411,634 and $1,708,479	43,350,904	30,784,463
Other receivables, net of allowance for doubtful accounts of $259,452 and $232,751	3,532,295	1,035,850
Purchase deposits	10,135,174	7,415,567
Inventories	30,707,050	26,534,014
Prepaid expenses	455,211	391,386
VAT recoverable	28,942,742	20,771,902
Allowance receivables	4,403,020	2,477,928
Deferred tax assets	407,030	397,744
Other current assets	408,120	442,080
Total current assets	369,253,576	211,232,916

Long-term investment	463,564	452,987
Property and equipment (net)	317,822,668	291,567,396
Deposits for purchase of land use rights	33,922,271	17,059,644
Construction in progress	68,763,722	30,433,905
Land use rights	87,566,648	86,475,708
Deferred charges	12,980	21,686
Other non-current assets	1,470,270	1,436,726
Total assets	$879,275,699	$638,680,968

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term loans	$100,261,373	$91,774,025
Bank notes payable	106,737,128	18,646,473
Long-term loans - current portion	10,962,161	14,943,260
Capital lease obligation - current portion	6,259,089	7,282,720
Accounts payable	22,883,904	8,551,003
Other payables	17,646,298	15,842,331
Accrued liabilities	11,395,950	9,794,474
Deposits from customers	9,518,469	8,255,194
Tax payable	1,312,350	1,604,847
Grant payable	772,606	-
Total current liabilities	287,749,328	176,694,327

Deferred tax liabilities	370,590	362,135
Deposits from customers - long-term portion	2,459,565	1,958,827
Capital lease obligation	2,661,450	4,999,454
Long-term loans	100,977,327	83,672,401
Total liabilities	394,218,260	267,687,144

Equity
Common stock: par value $0.001; 100,000,000 authorized; 40,355,502 and 35,338,160 shares issued and outstanding	40,356	35,338
Additional paid in capital	238,528,950	171,401,989
Retained earnings	206,177,481	169,979,344
Accumulated other comprehensive income	39,498,258	29,577,153
Total Zhongpin Inc. shareholders' equity	484,245,045	370,993,824
Noncontrolling interest	812,394	-
Total shareholders' equity	485,057,439	370,993,824
Total liabilities and shareholders' equity	$879,275,699	$638,680,968

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues
Sales revenues	$366,452,560	$215,072,583	$652,235,781	$419,357,498
Cost of sales	(327,306,939)	(189,738,151)	(577,173,910)	(369,104,716)
Gross profit	39,145,621	25,334,432	75,061,871	50,252,782

Operating expenses
General and administrative expenses	(7,022,657)	(5,691,468)	(13,450,203)	(11,749,609)
Selling expenses	(8,457,575)	(4,638,672)	(14,730,895)	(8,975,500)
Research & development expenses	(23,804)	(35,871)	(455,310)	(76,723)
Impairment loss	-	(1,007,447)	-	(1,007,447)
Total operating expenses	(15,504,036)	(11,373,458)	(28,636,408)	(21,809,279)

Income from operations	23,641,585	13,960,974	46,425,463	28,443,503

Other income (expense)
Interest income (expenses), net	(3,374,314)	(1,900,389)	(8,811,383)	(3,335,850)
Other income (expenses), net	(4,962)	63,729	(31,994)	628,792
Exchange gain (loss)	(40,413)	41,039	(80,227)	40,735
Government subsidies	337,286	1,244,925	1,451,907	1,870,081
Total other income (expense)	(3,082,403)	(550,696)	(7,471,697)	(796,242)

Net income before taxes	20,559,182	13,410,278	38,953,766	27,647,261
Provision for income taxes	(1,243,095)	(1,044,833)	(2,754,484)	(2,031,353)

Net income after taxes	$19,316,087	$12,365,445	$36,199,282	$25,615,908
Net income attributable to noncontrolling interest	(991)	-	(1,145)	-

Net income attributable to Zhongpin Inc. shareholders	19,315,096	12,365,445	36,198,137	25,615,908

Foreign currency translation adjustment	$6,124,756	$1,692,005	$9,932,670	$1,778,270
Foreign currency translation adjustment attributable to noncontrolling interest	(10,504)	-	(11,565)	-
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	6,114,252	1,692,005	9,921,105	1,778,270

Comprehensive income	$25,440,843	$14,057,450	$46,131,952	$27,394,178
Comprehensive income attributable to noncontrolling interest	(11,495)	-	(12,710)	-
Comprehensive income attributable to Zhongpin Inc. shareholders	25,429,348	14,057,450	46,119,242	27,394,178

Basic earnings per common share	$0.48	$0.36	$0.95	$0.74
Diluted earnings per common share	$0.48	$0.35	$0.95	$0.73
Basic weighted average shares outstanding	40,355,502	34,725,104	38,115,633	34,720,312
Diluted weighted average shares outstanding	40,365,654	35,108,264	38,203,909	35,122,896

ZHONGPIN INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amount in U.S. dollars) (Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$36,199,282	$25,615,908
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	8,201,482	6,093,089
Amortization of intangible assets	918,249	649,049
Provision for allowance for bad debt	677,259	597,245
Impairment loss	-	1,007,447
Other income	3,269	-
Stock-based compensation expense	775,316	1,075,636

Changes in operating assets and liabilities:
Accounts receivable	(12,378,014)	(14,027,015)
Other receivables	(2,467,032)	(815,504)
Purchase deposits	(2,519,411)	1,649,138
Prepaid expenses	(55,591)	(571,257)
Inventories	(3,515,759)	(10,090,670)
Allowance receivables	(1,847,397)	(4,414,158)
Tax refunds recoverable	(7,604,190)	(5,237,751)
Other current assets	43,812	(16,025)
Deferred charges	9,114	14,286
Accounts payable	13,983,083	13,086,579
Other payables	1,432,387	4,282,762
Grants payable	764,397	-
Accrued liabilities	1,367,026	1,453,078
Taxes payable	(326,461)	(656,983)
Deposits from clients	1,059,156	(949,361)
Deposits from clients – Long term portion	450,169	499,881
Net cash provided by operating activities	35,170,146	19,245,374

Cash flows from investing activities:
Deposits for purchase of land use rights	(16,289,381)	(12,007,724)
Construction in progress	(60,971,828)	(33,850,846)
Additions to property and equipment	(3,722,560)	(6,733,687)
Additions to land use rights	-	(477,998)
Proceeds on sale of fixed assets	29,029	-
Increase in restricted cash	(40,948,998)	(7,895,117)
Investment in a non-controlling entity	-	(439,515)
Net cash used in investing activities	(121,903,738)	(61,404,887)

Cash flows from financing activities:
Proceeds from bank notes, net	70,074,526	7,884,362
Proceeds from (repayment of) short-term bank loans, net	6,277,182	(20,085,130)
Proceeds from long-term loans	24,443,692	30,985,833
Repayment of long-term loans	(13,539,464)	(3,009,908)
Repayment of capital lease obligation	(3,609,637)	(3,294,553)
Proceeds from common stock	66,356,662	-
Proceeds from exercised warrants and option	-	213,350
Investment in a subsidiary by minority holder	802,617	-

Net cash provided by financing activities	150,805,578	12,693,954

Effects of rate changes on cash	2,781,641	231,350
Increase (decrease) in cash and cash equivalents	66,853,627	(29,234,209)
Cash and cash equivalents, beginning of period	84,172,186	68,982,259
Cash and cash equivalents, end of period	$151,025,813	$39,748,050

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,076,330	$4,006,111
Cash paid for income taxes	$3,195,639	$1,955,733